Mallinckrodt Pharmaceuticals: Lender Discussion Materials March 12, 2020 Exhibit 99.1

Situation Update Mallinckrodt (the “Company”) and its specialty generics-focused subsidiaries (“SGx”) have reached an agreement in principle on the terms of a global settlement (“Global Settlement”)(1) that would resolve all opioid-related claims against the Company, SGx, and the Company’s other subsidiaries as well as a new money financing and exchange offer that address its near-term maturities Update Global Settlement The Global Settlement, announced publicly on February 25th, would be effectuated through a bankruptcy filing of the SGx subsidiaries and contemplates a stream of cash flows ($1.6B in total) payable by the Company over 8 years upon the emergence of SGx and 19.99% of the Company’s equity in the form of warrants struck at $3.15 / share, among other terms and conditions The Global Settlement would allow the Company to resolve all outstanding opioid-related litigation in bankruptcy court with the ability to stay all litigation against the Company and bind plaintiffs to the terms of the Global Settlement, avoiding continued litigation with the various states, municipalities, etc. Debt Refinancing and Exchange / Credit Agreement Amendment To effectuate the Global Settlement, the Company has entered into agreements with certain of its credit agreement lenders and senior noteholders whereby those parties would provide a new $690MM term loan, the proceeds of which would redeem the $615MM unsecured notes due 2020 and pay accrued interest, fees and expenses The Company has also agreed to a modification of its existing credit agreement, which includes certain negative covenant changes, a one-time fee of 0.50% for consenting lenders, an interest rate increase of 1.00% for existing term loans, and a step-up in amortization on the existing term loans The Company is seeking the consent of the lenders under the Credit Agreement with respect to this amendment In addition to participating in the financing to redeem the April 2020 senior notes, certain senior noteholders have agreed to tender their 5.750% senior notes due August 2022 in exchange for new 10.000% second lien notes due April 2025, on a par-for-par basis(2) ________________________ Source: Please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission. Note: Summary terms shown herein; Subject to definitive documentation The Global Settlement was reached with a court-appointed plaintiffs’ executive committee representing the interests of thousands of plaintiffs in the opioid multidistrict litigation (Captioned In re National Prescription Opiate Litigation, Case No. 17-md-2804 (N.D. Ohio)) and is supported by a broad-based group of 47 state and U.S. Territory Attorneys General. To the extent the exchange offer is not fully subscribed, these holders have agreed to exchange their 5.625% senior notes due October 2023 for such new April 2025 second lien notes, at a rate of 90% of par.

Summary Settlement Terms Subject to definitive documentation, the summary terms of the Global Settlement are shown below: Term Sheet Implementation Mechanic Settlement to be effectuated via a pre-arranged chapter 11 filing of the SGx subsidiaries and creation of a trust for the benefit of the opioid plaintiffs; SGx entities would be unrestricted prior to filing Channeling injunction and nonconsensual release of all existing and future opioid-related claims for the benefit of Parent and all its subsidiaries (including SGx entities) and their respective directors, officers, managers, employees, and other customary related parties Consummated upon SGx emergence from chapter 11 (the “Closing”) Specialty Generics Business SGx business and all related cash flows to be retained by Parent Following a sale of SGx, or a material portion of the assets or business thereof, and subject to compliance with existing covenants (as may be modified in connection with the exchange, the Settlement or otherwise), 50% of any net proceeds remaining after compliance with the Company’s debt documents shall be applied to reduce future deferred cash payments owed to the plaintiffs ratably in equal amounts Upfront Cash Payment $300 million due upon Closing Deferred Cash Payment $1.3 billion total deferred cash payments $200 million due on first and second anniversary of Closing $150 million due on third through eighth anniversary of Closing MNK Equity Warrants to purchase 19.99% of the fully diluted shares outstanding struck at $3.15/share, with 8-year expiration Maximum exercise of warrants to purchase 5% of shares per quarter Conditions to Effectiveness For a complete list of conditions to effectiveness, please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission _____________ Source: Please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission. Note: Summary terms shown herein; Subject to definitive documentation

Benefits of the Global Settlement and Refinancing Transactions Commentary Final Opioid Resolution The Global Settlement would allow the Company and its constituents to resolve with finality the ongoing litigation related to its generic opioids business Avoids Protracted Litigation The alternative to a global settlement would be continued litigation and interim settlements; with thousands of potential plaintiffs, the time and expense related to continued litigation is astronomical and unsustainable Resolves Challenges to Claims and Liens Absent a settlement, the Company could be forced into a whole company chapter 11 proceeding, the results of which could not be predicted and may result in the impairment of claims Financial Creditors Would Retain Value of Generics While the Company will need to unrestrict SGx subsidiaries in order to file them, it intends to re-restrict the SGx subsidiaries following emergence from chapter 11, and the amended credit agreement will include a covenant requiring re-restriction at that time Enhanced Economics and Protections to Creditors The debt refinancing transactions contemplate providing substantial improvements in pricing and protections to participating Lenders in the forms of fees, additional rate / amortization and tightening of certain negative covenants Continued Strong Credit Profile The terms of the Global Settlement are sustainable from a liquidity and leverage perspective, and still allow for meaningful deleveraging in the near- and long-term

2019 Fiscal Year Financial Results 2019 Fiscal Year Financial Results ($MM) ________________________ Source: Please refer to exhibit to a Form 8-K filed by Company on February 25, 2020 and Form 10-K filed by the Company on February 26, 2020 with the U.S. Securities and Exchange Commission. Does not represent Adjusted EBITDA for covenant purposes. SGx Adjusted EBITDA is substantially similar to that of the filing subsidiaries. The Company’s financial results for FY 2019 are outlined below and exhibit continued strong revenues and cash flow

Overview of Creditor Treatment The following outlines the terms of the contemplated new money refinancing, credit agreement amendment and exchange transaction as it relates to existing creditors Treatment Revolving Loans due 2022 50 bps amendment fee to consenting lenders Enhanced covenants per amendment with term lenders Modification of financial covenant to be 4.0x 1L Net Leverage Term Loans due 2024 and 2025 50 bps amendment fee to consenting lenders Participation in $310.3MM of $690MM New Term Loan to fund 2020 redemption and pay accrued interest, fees and expenses 100 bps increase in rate for term lenders Step-up in amortization to 2.0% per annum for term lenders Enhanced covenant package, including provision of financial maintenance covenant of 4.0x 1L Net Leverage for term lenders and the material reduction of capacity available under certain baskets Senior Notes due 2020 Redeemed in cash at par plus accrued interest Senior Notes due 2022 Opportunity to exchange at par into up to $610MM New 10% 2L Notes due 2025 Senior Notes due 2023 In the event there is less than $610MM of New 2L Notes issued in exchange for 2022 notes, then certain noteholders will have the right to exchange their 2023 notes into New 2L Notes at 90% of par such that aggregate amount of New 2L Notes issued does not exceed $610MM _____________ Source: Please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission. Note: Summary terms shown herein; Subject to definitive documentation

Pro Forma Capitalization for New Money / 2022 Exchange Pro Forma Capitalization ($MM) ________________________ Assumes 100% participation in the 2022 exchange. Estimate includes backstop fee, commitment fee, max consent fee and estimated professional fees. $791 as of 12/27/19 less $4.9MM of 12/31/19 term loan amortization. Assumes 3 Month ICE LIBOR of 0.78% as of March 10, 2020 per Bloomberg. Term lenders to receive 100bps rate increase and amort increase to 2.0% per annum

Refinancing Transactions Extend Maturity Profile Status Quo vs Pro Forma Maturities ($MM) The refinancing and exchange transactions (the “Transactions”) would extend over $1.2B in near-term maturities The Transactions are the result of extensive negotiations among multiple parties and clear a path for the Company to execute on the Global Settlement while continuing to grow its business and provide significant value to all existing and future stakeholders ________________________ Note: For illustrative purposes, excludes all future amortization payments on term loans. Excludes debentures.

New 1L Incremental Term Loan Key Terms New Incremental 1L TL Facility Senior Secured First Lien Term Loan (“New TL”) Amount $690MM ($310.3MM allocated to lenders; remaining to be funded by certain existing noteholders) Use of Proceeds To repay $615MM Senior Notes due 2020, accrued interest, and fees and expenses Pricing L+650 bps Maturity 4 years (March 2024) Amortization 5.0% per annum, payable in equal installments every quarter Call Protection 103, 102, 101, Par Collateral Pari passu in lien and payment priority to the Existing Credit Agreement Debt Financial Covenant 4.0x 1L Net Leverage Covenant EBITDA to include SGx subsidiaries (even when unrestricted during implementation of settlement) Mandatory Prepayments No change, as set forth in existing Credit Agreement Affirmative Covenants As set forth in existing Credit Agreement, plus Commercially reasonable efforts to maintain public ratings for the New TL from S&P and Moody’s (but not to maintain a specific rating) Negative Covenants / Other Same provisions as those proposed in the Existing Credit Agreement Debt (see next page) Transaction Payments 2.0% backstop payment (payable in cash to certain backstop parties) 2.0% commitment payment (payable to all participating lenders, including backstop parties) ________________________ Source: Please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission. Note: Summary terms only; refer to amendment posted in lender data room.

Overview of Amendment to Credit Agreement Amendment Applicable Loans Revolving Loans due 2022 (“Existing Revolving Loans”) Term Loans due 2024 and 2025 (“Existing Term Loans”, and collectively, the “Existing Credit Agreement Debt”) Consent Fee 50 bps payable in cash to consenting Existing Credit Agreement Debt Pricing Applicable margin for Existing Term Loans to be increased by 100 bps Call Protection 101 soft call for 12 months on Existing Term Loans Amortization 2.0% of principal amount on Effectiveness Date per annum, payable in equal installments every quarter Cash Sweep 50% of excess cash flow when 1L Net Leverage ≥ 1.75x ECF payments shall (i) exclude ECF of SGx subsidiaries while unrestricted and (ii) be reduced by all settlement payments ECF payments shall not be deemed prepayments of prospective amortization payments Financial Covenant Term Loans to have the benefit of new 4.00x 1L Net Leverage and apply to all existing credit agreement loans EBITDA calculated to include SGx subsidiaries, even during unrestriction period Affirmative Covenants Waiver of “going concern” or similar financial reporting qualification Negative Covenants / Other Negative covenants significantly tightened as well as certain other modifications, including Event of Default provisions Please see next page and refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission ________________________ Source: Please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission. Note: Summary terms only; refer to amendment posted in lender data room.

SUBJECT TO FRE 408, STATE LAW EQUIVALENTS

Overview of Amendment to Credit Agreement – Comparison

		Amendment
Applicable Loans		• Revolving loans due 2022 ("Existing Revolving Loans") • Team loans due 2024 and 2025 ("Existing Term Loans", and collectively, the "Existing Credit Agreement Debt")
Consent Fee		• 50 bps payable in cash to consenting Existing Credit Agreement Debt
Pricing		• Existing Term Loans due 2024 and 2025: L + ~~275~~ 375 bps / L + ~~300~~ 400 bps
Call Protection		• Refreshed 101 soft call for 12 months on Existing Term Loans
Amortization		• Existing Term Loans due 2024 & 2025: ~~1.0%~~ 2.0% per annum; payable in equal installments every quarter
Cash Sweep		• 50% of excess cash flow when 1L Net Leverage ≥ 1.75x ~~stepping down to 25% and 0% at 4.5x and 3.5x Net Total Leverage Ratio, respectively~~ • ECF payments shall (i) exclude ECF of Specialty Generics subsidiaries while unrestricted and (ii) be reduced by all settlement payments • ECF payments shall not be deemed prepayments of prospective amortization payments
Financial Covenants	**Revolver**	• ~~5.0x Net Total Leverage Ratio (springing at 25% utilization)~~ To be revised to provide for 4.0x 1L Net Leverage Ratio if majority revolving lender consent received
	Existing Term Loans	• ~~None (cov-lite)~~ 4.0x 1L Net Leverage Ratio
Affirmative Covenants		• Waiver of "going concern" or similar financial reporting qualification
Negative Covenants	**Debt / Liens**	• Incremental: ~~$450mm~~ $25mm free & clear plus (i) additional $125mm following commencement of Chapter 11 case with respect to some or all of the Unrestricted SGx Entities plus (ii) unlimited pari secured debt up to ~~3.0x~~ 2.25x 1L Net Leverage following consummation of an Acceptable Opioid Settlement. 50bps MFN upon incurrence of any pari debt • General Debt / Liens basket: Greater of ~~$150mm / 4.0% of CTA~~ $50mm / 0.5% of CTA • ~~Liens securing the ratio debt covenant~~ Unlimited Junior Liens up to 4.0x Net Secured Leverage Ratio
	Restricted Payments	• General basket: Greater of ~~$250mm / 6.25% CTA~~ $150mm / 1.5% CTA subject to no EoD and Net Secured Leverage Ratio no greater than 4.25x • ~~Available amount (retained ECF plus $150mm starter basket), subject to 4.5x total net leverage, plus~~ unlimited amounts up to ~~3.5x~~ 2.75x Net Total Leverage Ratio
	Permitted Investments	• General basket: Greater of ~~$200mm / 6.0% CTA~~ (i) $100mm / 1.0% CTA plus (ii) if no EoD and Net Secured Leverage Ratio no greater than 4.25x, greater of $100mm / 1.0% CTA • ~~Available amount (retained ECF plus $150mm starter basket), subject to 4.5x total net leverage, plus~~ unlimited amounts up to ~~3.5x~~ 2.75x Net Total Leverage Ratio

Source: Please refer to exhibit to a Form 8-K filed by the Company on February 25, 2020 with the U.S. Securities and Exchange Commission.
Note: Summary terms only; refer to amendment posted in lender data room.

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Debt Timeline ________________________ 21 days to accommodate 5pm ET expiration.